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                                                                EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 of the Registration Statement of BioTime, Inc. on Form S-2 of our report dated February 16, 2002 relating to the financial statements of BioTime, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and the period from November 30, 1990 (inception) to December 31, 2001, which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations, appearing in the Annual Report on Form 10-K/A-1 of BioTime, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
December 4, 2003